Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2021 Third Quarter Results

•Revenue was $238.8 Million in Third Quarter Fiscal 2021
•Diluted EPS of $0.81 in Third Quarter Fiscal 2021
•Net Cash Provided by Operating Activities for First Nine Months of Fiscal 2021 Increased 10% to $176.5 million
•Raising Full-Year Fiscal 2021 Outlook for Revenue and Earnings Per Share

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-February 4, 2021-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its third quarter and first nine months ended December 31, 2020.

“Our third quarter and year-to-date performance continues to reflect the many benefits of our leading and diverse portfolio of brands and our broad distribution. As expected, our diversification helped offset the declines in certain categories due to changes in consumer behavior resulting from COVID-19. Our proven business strategy translated stable revenue performance into solid earnings and cash flow growth year-to-date and is enabling us to raise our full fiscal 2021 outlook for sales and earnings,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Third Fiscal Quarter Ended December 31, 2020

Reported revenues in the third quarter of fiscal 2021 decreased 1.1% to $238.8 million versus $241.6 million in the third quarter of fiscal 2020. Revenues decreased 1.6% excluding the impact of foreign currency. The revenue performance for the quarter was driven by stable consumption across the majority of the Company’s portfolio, but offset by reduced consumption for certain brands where the category has been disrupted by the COVID-19 virus.

Reported net income for the third quarter of fiscal 2021 totaled $40.9 million, compared to the prior year quarter’s net income of $38.1 million and Non-GAAP adjusted net income of $41.2 million. Diluted earnings per share of $0.81 for the third quarter of fiscal 2021 compared to $0.75 in the prior year comparable period, or $0.81 in the prior year on a Non-GAAP adjusted basis. The adjustment of net income in the third quarter fiscal 2020 included costs associated with a new logistics provider and location, loss on extinguishment of debt and the related income tax effects of the adjustments.

Nine Months Ended December 31, 2020

Reported revenues for the first nine months of fiscal 2021 totaled $705.6 million, a decrease of 0.9%, compared to revenues of $711.8 million for the first nine months of fiscal 2020. The revenue performance for the first nine months of fiscal 2021 was driven by stable consumption across the majority of the Company’s portfolio and a benefit associated with higher retailer order patterns to refill customer’s supply chains, offset by reduced consumption for certain brands where the category has been impacted by the COVID-19 virus.

Reported net income for the first nine months of fiscal 2021 totaled $129.2 million versus the prior year comparable period net income of $105.2 million. Diluted earnings per share were $2.55 for the first nine months of fiscal 2021 compared to $2.05 per share in the prior year comparable period. Non-GAAP adjusted net income for the first nine months of fiscal 2021 was $124.1 million, versus the prior year comparable period’s adjusted net income of $109.5 million. Non-GAAP adjusted earnings per share were $2.45 per share for the first nine months of fiscal 2021 compared to $2.14 in the first nine months of the prior year.

The adjustment of net income in the first nine months of fiscal 2021 related to the final regulations issued during the second fiscal quarter for certain tax elements imposed under the domestic Tax Cuts and Jobs Act, which resulted in a one-time discrete benefit associated with the utilization of foreign tax credits. Adjustments to net income in the first nine months of fiscal 2020 included costs associated with a new logistics provider and location, loss on extinguishment of debt and the related income tax effects of the adjustments.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for third quarter fiscal 2021 was $49.2 million, compared to $58.0 million during the prior year comparable period. Non-GAAP adjusted free cash flow in the third quarter of fiscal 2021 was $43.5 million compared to $56.3 million in the prior year. The Company's net cash provided by operating activities for first nine months of fiscal 2021 was $176.5 million, an increase compared to $161.0 million during the prior year comparable period. Non-GAAP adjusted free cash flow in the first nine months of fiscal 2021 was $159.2 million compared to $154.3 million in the prior year. The change in free cash flow versus the prior year was attributable to higher operating income and lower interest costs.

The Company's net debt position as of December 31, 2020 was approximately $1.5 billion and the Company's covenant-defined leverage ratio was 4.2x. During the third quarter the Company accumulated cash & cash equivalents in lieu of debt reduction in anticipation of a debt refinancing during the fourth quarter of fiscal 2021 and repurchased approximately $9 million in stock as authorized in the Company’s share repurchase program.

Segment Review

North American OTC Healthcare: Segment revenues of $210.6 million for the third quarter of fiscal 2021 compared to the prior year comparable quarter's revenues of $214.9 million. The third quarter fiscal 2021 revenue performance was driven by consumption growth across many of the segment’s key brands, offset by a reduction in consumption for certain brands where the category consumption levels have been disrupted by the COVID-19 virus.

For the first nine months of the current fiscal year, reported revenues for the North American OTC Healthcare segment of $637.9 million compared to $639.6 million in the prior year comparable period. The slight decrease in revenue versus the prior year comparable period benefited from an increase in consumption levels for the majority of the Company’s core brand portfolio as well as a benefit in the first quarter associated with higher retailer order patterns to refill customer’s supply chains, offset by a reduction in consumption for certain brands where the category consumption levels have been impacted by the COVID-19 virus.

International OTC Healthcare: Segment fiscal third quarter 2021 revenues totaled $28.2 million, compared to $26.7 million reported in the prior year comparable period. The revenue increase versus the prior year related to increased demand for Hydralyte following an easing of shelter-at-home restrictions in Australia as well as a foreign currency benefit of approximately $1 million.

For the first nine months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $67.8 million versus the prior year comparable period’s revenues of $72.2 million, driven by reduced consumption for certain brands impacted by the COVID-19 virus, such as Hydralyte.

Commentary and Outlook for Fiscal 2021

Ron Lombardi, Chief Executive Officer, stated, “We are pleased with our results through the first nine months of fiscal ’21. Our long-term brand and channel investments, as well as the power of a diversified portfolio, enabled us to win market share in many of our key categories and drove triple-digit eCommerce growth. These continued successful investments largely offset consumer behaviors stemming from the COVID-19 virus affecting demand in certain categories like cough & cold, motion sickness and head lice. Meanwhile, our financial profile and disciplined capital allocation strategy have enabled EPS, EBITDA, and free cash flow growth year-to-date during this very unique environment.”

“Our solid operating results and performance to date are enabling us to raise our revenue and EPS outlook for full-year fiscal 2021. The revenue update to approximately $935 million reflects a continuation of domestic trends we’ve experienced year-to-date, as well as a continued improvement in the International segment that we experienced as the third quarter progressed. We expect our strong and stable operating profile to leverage our revenues and drive high-single-digit earnings growth for fiscal 2021,” he continued.

	Current Fiscal 2021 Full-Year Outlook	Prior Fiscal 2021 Full-Year Outlook
Revenue	Approximately $935 million	Approximately $925 million
Adjusted E.P.S.	Approximately $3.22	Approximately $3.18
Free Cash Flow	$207 million or more	$207 million or more

“As we move forward, the business continues to perform well and is positioned solidly for fiscal 2022. We anticipate our ongoing brand-building strategy to drive significant value for our portfolio as we begin to lap COVID-impacted periods of the prior year. Meanwhile we anticipate our robust financial profile, enhanced by our disciplined capital deployment strategy, to continue creating long-term value for our stakeholders. These attributes keep us well positioned to deliver our long-term growth strategy, regardless of the operating environment,” Mr. Lombardi concluded.

Fiscal Third Quarter 2021 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its third quarter and first nine months results today, February 4, 2021 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 for the U.S. & Canada and 574-990-1016 internationally. The conference ID number is 4948099. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for approximately one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 4948099.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "target," "guidance," "strategy," "outlook," "plans," "projection," "may," "will," "would," "expect," "anticipate," "believe”, "positions," "enables," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, adjusted earnings per share, and free cash flow, the Company’s expected earnings growth, the Company’s expectations regarding its ability to withstand challenges from the COVID-19 outbreak, the Company’s ability to execute on its brand-building strategy and maintain or grow market share, and the Company’s ability to position itself for continued success and to create long-term value for stakeholders. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the COVID-19 pandemic and business and economic conditions, consumer trends, the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019
Total Revenues	$238,788	$241,552	$705,604	$711,775

Cost of Sales
Cost of sales excluding depreciation	98,260	102,900	290,623	300,318
Cost of sales depreciation	1,641	1,157	4,565	3,144
Cost of sales	99,901	104,057	295,188	303,462
Gross profit	138,887	137,495	410,416	408,313

Operating Expenses
Advertising and marketing	38,081	33,559	104,172	107,027
General and administrative	21,395	21,308	61,717	65,528
Depreciation and amortization	5,968	6,224	18,062	18,520
Total operating expenses	65,444	61,091	183,951	191,075
Operating income	73,443	76,404	226,465	217,238

Other (income) expense
Interest expense, net	20,138	24,275	63,345	73,772
Loss on extinguishment of debt	—	2,155	—	2,155
Other (income) expense, net	(371)	(580)	(620)	695
Total other expense, net	19,767	25,850	62,725	76,622
Income before income taxes	53,676	50,554	163,740	140,616
Provision for income taxes	12,803	12,496	34,572	35,381
Net income	$40,873	$38,058	$129,168	$105,235

Earnings per share:
Basic	$0.81	$0.76	$2.57	$2.07
Diluted	$0.81	$0.75	$2.55	$2.05

Weighted average shares outstanding:
Basic	50,212	50,378	50,268	50,840
Diluted	50,561	50,831	50,635	51,226

Comprehensive income, net of tax:
Currency translation adjustments	8,184	3,497	22,439	(311)
Unrecognized gain on interest rate swaps	1,053	—	2,347	—
Unrecognized net gain on pension plans	2,334	—	2,334	—
Net gain on pension distribution reclassified to net income	(190)	—	(190)	—
Total other comprehensive income (loss)	11,381	3,497	26,930	(311)
Comprehensive income	$52,254	$41,555	$156,098	$104,924

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2020	March 31, 2020

Assets
Current assets
Cash and cash equivalents	$62,103	$94,760
Accounts receivable, net of allowance of $19,025 and $20,194, respectively	116,004	150,517
Inventories	117,011	116,026
Prepaid expenses and other current assets	6,093	4,351
Total current assets	301,211	365,654

Property, plant and equipment, net	68,620	55,988
Operating lease right-of-use assets	24,867	28,888
Finance lease right-of-use assets, net	9,628	5,842
Goodwill	579,559	575,179
Intangible assets, net	2,481,725	2,479,391
Other long-term assets	3,159	2,963
Total Assets	$3,468,769	$3,513,905

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$29,114	$62,375
Accrued interest payable	22,312	9,911
Operating lease liabilities, current portion	5,599	5,612
Finance lease liabilities, current portion	2,569	1,220
Other accrued liabilities	66,569	70,763
Total current liabilities	126,163	149,881

Long-term debt, net	1,548,692	1,730,300
Deferred income tax liabilities	424,364	407,812
Long-term operating lease liabilities, net of current portion	21,017	24,877
Long-term finance lease liabilities, net of current portion	7,471	4,626
Other long-term liabilities	17,841	25,438
Total Liabilities	2,145,548	2,342,934

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,945 shares at December 31, 2020 and 53,805 shares at March 31, 2020	539	538
Additional paid-in capital	495,383	488,116
Treasury stock, at cost - 4,033 shares at December 31, 2020 and 3,719 shares at March 31, 2020	(128,739)	(117,623)
Accumulated other comprehensive loss, net of tax	(17,231)	(44,161)
Retained earnings	973,269	844,101
Total Stockholders' Equity	1,323,221	1,170,971
Total Liabilities and Stockholders' Equity	$3,468,769	$3,513,905

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2020	2019
Operating Activities
Net income	$129,168	$105,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,627	21,664
Loss on disposal of property and equipment	210	184
Deferred income taxes	7,970	7,383
Amortization of debt origination costs	3,569	2,766
Stock-based compensation costs	5,944	5,682
Loss on extinguishment of debt	—	2,155
Non-cash operating lease cost	5,362	6,117
Other	937	34
Changes in operating assets and liabilities:
Accounts receivable	36,725	4,624
Inventories	1,269	(817)
Prepaid expenses and other current assets	(1,439)	(879)
Accounts payable	(35,789)	(6,091)
Accrued liabilities	8,236	20,724
Operating lease liabilities	(5,085)	(6,430)
Other	(3,184)	(1,353)
Net cash provided by operating activities	176,520	160,998

Investing Activities
Purchases of property, plant and equipment	(17,347)	(9,055)
Escrow receipt	—	750
Net cash used in investing activities	(17,347)	(8,305)

Financing Activities
Proceeds from issuance of 5.125% Senior Notes	—	400,000
Repayment of 5.375% Senior Notes	—	(400,000)
Term loan repayments	(130,000)	(21,000)
Borrowings under revolving credit agreement	15,000	45,000
Repayments under revolving credit agreement	(70,000)	(120,000)
Payment of debt costs	—	(5,793)
Payments of finance leases	(918)	(252)
Proceeds from exercise of stock options	1,324	1,007
Fair value of shares surrendered as payment of tax withholding	(1,242)	(974)
Repurchase of common stock	(9,874)	(49,976)
Net cash used in financing activities	(195,710)	(151,988)

Effects of exchange rate changes on cash and cash equivalents	3,880	356
(Decrease) increase in cash and cash equivalents	(32,657)	1,061
Cash and cash equivalents - beginning of period	94,760	27,530
Cash and cash equivalents - end of period	$62,103	$28,591

Interest paid	$46,927	$66,305
Income taxes paid	$29,677	$21,212

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$210,618	$28,170	$238,788
Cost of sales	88,883	11,018	99,901
Gross profit	121,735	17,152	138,887
Advertising and marketing	32,859	5,222	38,081
Contribution margin	$88,876	$11,930	$100,806
Other operating expenses			27,363
Operating income			$73,443
* Intersegment revenues of $0.8 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	637,851	67,753	705,604
Cost of sales	267,779	27,409	295,188
Gross profit	370,072	40,344	410,416
Advertising and marketing	91,553	12,619	104,172
Contribution margin	$278,519	$27,725	$306,244
Other operating expenses			79,779
Operating income			$226,465
*Intersegment revenues of $2.4 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended December 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$214,892	$26,660	$241,552
Cost of sales	93,937	10,120	104,057
Gross profit	120,955	16,540	137,495
Advertising and marketing	29,025	4,534	33,559
Contribution margin	$91,930	$12,006	$103,936
Other operating expenses			27,532
Operating income			$76,404
* Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$639,554	$72,221	$711,775
Cost of sales	275,679	27,783	303,462
Gross profit	363,875	44,438	408,313
Advertising and marketing	94,634	12,393	107,027
Contribution margin	$269,241	$32,045	$301,286
Other operating expenses			84,048
Operating income			$217,238
* Intersegment revenues of $2.1 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain transition and other costs associated with new warehouse.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income (Loss) before interest expense, net, income taxes provision (benefit), and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain transition and other costs associated with new warehouse.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain transition and other costs associated with new warehouse, tax impact of adjustments, and normalized tax rate adjustment.
•Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.
•Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for transition and other costs associated with new warehouse.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,560,000 at December 31, 2020) less cash and cash equivalents ($62,103 at December 31, 2020). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
(In thousands)
GAAP Total Revenues	$238,788	$241,552	$705,604	$711,775
Revenue Change	(1.1)%		(0.9)%
Adjustments:
Impact of foreign currency exchange rates	—	1,121	—	392
Total adjustments	—	1,121	—	392
Non-GAAP Organic Revenues	$238,788	$242,673	$705,604	$712,167
Non-GAAP Organic Revenue Change	(1.6)%		(0.9)%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
(In thousands)
GAAP Total Revenues	$238,788	$241,552	$705,604	$711,775

GAAP Gross Profit	$138,887	$137,495	$410,416	$408,313
GAAP Gross Profit as a Percentage of GAAP Total Revenue	58.2%	56.9%	58.2%	57.4%
Adjustments:
Transition and other costs associated with new warehouse (1)	—	2,555	—	3,962
Total adjustments	—	2,555	—	3,962
Non-GAAP Adjusted Gross Margin	$138,887	$140,050	$410,416	$412,275
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	58.2%	58.0%	58.2%	57.9%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
(In thousands)
GAAP Net Income	$40,873	$38,058	$129,168	$105,235
Interest expense, net	20,138	24,275	63,345	73,772
Provision for income taxes	12,803	12,496	34,572	35,381
Depreciation and amortization	7,609	7,381	22,627	21,664
Non-GAAP EBITDA	$81,423	$82,210	$249,712	$236,052
Non-GAAP EBITDA Margin	34.1%	34.0%	35.4%	33.2%
Adjustments:
Transition and other costs associated with new warehouse in Cost of Goods Sold (1)	—	2,555	—	3,962
Loss on extinguishment of debt		2,155	—	2,155
Total adjustments	—	4,710	—	6,117
Non-GAAP Adjusted EBITDA	$81,423	$86,920	$249,712	$242,169
Non-GAAP Adjusted EBITDA Margin	34.1%	36.0%	35.4%	34.0%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2020	2020 Diluted EPS	2019	2019 Diluted EPS	2020	2020 Diluted EPS	2019	2019 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$40,873	$0.81	$38,058	$0.75	$129,168	$2.55	$105,235	$2.05
Adjustments:
Transition and other costs associated with new warehouse in Cost of Goods Sold (1)	—	—	2,555	0.05	—	—	3,962	0.08
Loss on extinguishment of debt		—	2,155	0.04	—	—	2,155	0.04
Tax impact of adjustments (2)	—	—	(1,196)	(0.02)	—	—	(1,554)	(0.03)
Normalized tax rate adjustment (3)	—	—	(345)	(0.01)	(5,106)	(0.10)	(335)	(0.01)
Total adjustments	—	—	3,169	0.06	(5,106)	(0.10)	4,228	0.08
Non-GAAP Adjusted Net Income and Adjusted EPS	$40,873	$0.81	$41,227	$0.81	$124,062	$2.45	$109,463	$2.14
Note: Amounts may not add due to rounding.
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
(In thousands)
GAAP Net Income	$40,873	$38,058	$129,168	$105,235
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	16,844	17,089	46,619	45,985
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(8,490)	2,851	733	9,778
Total adjustments	8,354	19,940	47,352	55,763
GAAP Net cash provided by operating activities	49,227	57,998	176,520	160,998
Purchases of property and equipment	(5,728)	(3,233)	(17,347)	(9,055)
Non-GAAP Free Cash Flow	43,499	54,765	159,173	151,943
Transition and other payments associated with new warehouse (1)	—	1,517	—	2,327
Non-GAAP Adjusted Free Cash Flow	$43,499	$56,282	$159,173	$154,270
(1) Payments related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during transition.

Outlook for Fiscal Year 2021:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

Projected FY'21 GAAP EPS	$3.32
Adjustments:
Normalized tax rate adjustment for discrete income tax items (1)	(0.10)
Total Adjustments	(0.10)
Projected Non-GAAP Adjusted EPS	$3.22
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'21 GAAP Net cash provided by operating activities	$232
Additions to property and equipment for cash	(25)
Projected Non-GAAP Free Cash Flow	$207